EXHIBIT 23.1

CONSENT OF MOSS ADAMS LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Concur Technologies, Inc. 401(k) Plan of our report dated May 22, 2003 with respect to the financial statements and supplemental schedule of the Concur Technologies, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    MOSS ADAMS LLP

Seattle, Washington

June 26, 2003